Exhibit 99.1

Xenetic Biosciences, Inc. Reports Third Quarter 2024 Financial Results

–        Establishing growing body of preclinical data evaluating the DNase-based oncology platform across a number of high-value oncology indications

–        Ongoing progress towards first in human clinical study for locally advanced or metastatic solid tumors

–        Strategic focus on exploratory investigator-initiated studies with institutional partners

–        Ended the quarter with $6.8 million of cash to fund operations

FRAMINGHAM, MA – (November 13, 2024) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers, today reported its financial results for the third quarter of 2024.

"Over the course of the past quarter, we have continued to make progress advancing our DNase platform. Our focus is to leverage institutional partnerships to drive our development strategy, such as our recently announced agreement with Tokyo Medical University and extension of our agreement with The Scripps Research Institute, efficiently utilizing our capital while minimizing our non-program cash spend. We are encouraged by the preclinical data generated to date and remain focused on building a growing body of data and further developing our pipeline to build value in the near and long term," commented James Parslow, Interim Chief Executive Officer and Chief Financial Officer of Xenetic.

Xenetic continues to advance its DNase-based oncology program towards Phase 1 clinical development for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors. Preliminary preclinical studies evaluating the combinations of DNase I with chemotherapy and DNase I with immuno-therapies in colorectal cancer models as well as CAR-T therapy have been completed. The Company and its partners plan to report further pre-clinical data at scientific conferences as it recently did at the Society for Immunotherapy of Cancer (SITC) conference (SITC 2024).

Summary of Financial Results for Third Quarter 2024

Net loss for the quarter ended September 30, 2024 was approximately $0.4 million. Research & development expenses for the three months ended September 30, 2024 decreased by approximately $0.7 million, or 63.9% to approximately $0.4 million from approximately $1.0 million in the comparable quarter in 2023. The decrease was primarily due to decreased spending in connection with our process development efforts related to our DNase platform. General and administrative expenses for the three months ended September 30, 2024 was relatively flat with the three months ended September 30, 2023. Increases in legal fees during the three months ended September 30, 2024 compared to the same period in 2023 were offset by decreases in personnel costs during the third quarter due to the departure of our former Chief Executive Officer in the second quarter of 2024.

The Company ended the quarter with approximately $6.8 million of cash.

About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers. The Company's DNase platform is designed to improve outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression. Xenetic is currently focused on advancing its systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and other locally advanced or metastatic solid tumors.

For more information, please visit the Company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, and Facebook.

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Forward-Looking Statements

This press release contains forward-looking statements that we intend to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "remain," "focus", "confidence in", "potential", and other words of similar meaning, including, but not limited to, all statements regarding expectations for our DNase-base oncology platform, including statements regarding: our growing body of preclinical data evaluating the DNase-based oncology platform across a number of high-value oncology indications, ongoing progress towards first in human clinical study for locally advanced or metastatic solid tumors, our strategic focus on exploratory investigator-initiated studies with institutional partners, including leveraging institutional partnerships to drive our development strategy, our focus on advancing innovative immune-oncology technologies addressing hard to treat cancers, our expectations regarding preclinical data generated to date, our focus on building a growing body of data and further developing our pipeline to build value in the near and long term, our plans regarding presentations of the results of preclinical data, the DNase platform improving outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression, and our focus on advancing our systemic DNase program towards Phase 1 clinical development as an adjunctive therapy for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors. Any forward-looking statements contained herein are based on current expectations and are subject to a number of risks and uncertainties. Many factors could cause our actual activities, performance, achievements, or results to differ materially from the activities and results anticipated in forward-looking statements. Important factors that could cause actual activities, performance, achievements, or results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from our manufacturing and collaboration agreements; (2) unexpected costs, charges or expenses resulting from the licensing of the DNase platform; (3) uncertainty of the expected financial performance of the Company following the licensing of the DNase platform; (4) failure to realize the anticipated potential of the DNase or PolyXen technologies; (5) the ability of the Company to obtain funding and implement its business strategy; and (6) other risk factors as detailed from time to time in the Company's reports filed with the SEC, including its annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. In addition, forward-looking statements may also be adversely affected by general market factors, general economic and business conditions, including potential adverse effects of public health issues, such as the COVID-19 outbreak, and geopolitical events, such as the conflicts in the Ukraine and in the Middle East, on economic activity, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions, litigation, and shareholder activism, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

xbio@jtcir.com

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